Exhibit 10.1

CINCINNATI BELL INC.

LONG-TERM RESTRICTED CASH RETENTION AWARD

Name of Employee:	«First_Name» «Last_Name»
Award Date:	January 28, 2021
Restricted Cash Amount:	«Award_Value»

Under this agreement (this “Agreement”), and pursuant to the provisions of the Cincinnati Bell Inc. 2017 Long-Term Incentive Plan, as in effect on the Award Date noted above (the “Plan”), which are incorporated herein by reference, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cincinnati Bell Inc. (“CBI” or “Company”) hereby awards you the Restricted Cash Amount set forth above (the “Award”).

This Agreement is subject to the following terms and to all of the terms of the Plan (other than Section 4 of the Plan).  In the case of any conflict between this Agreement and the Plan or between this Agreement and any individual employment agreement between you and the Company as in effect on the Award Date, this Agreement shall control.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.  A copy of the Plan as in effect on the Award Date has been delivered to you.

1.Award Subject to this Agreement.  This Agreement is made with respect to the Restricted Cash Amount shown above. The Award constitutes a right that you (or, in the event of your death prior to payment, the executor, administrator, or other personal representative of your estate) will receive a cash payment if you vest in the Award pursuant to paragraph 2, 3, 4 or 5 hereof.  There are no other rights provided to you (or your estate or any other person) under this Agreement.

2.Vesting Upon Passage of Time.  If you are continuously an “Employee” (as defined in paragraph 7 hereof) for the period that begins on the Award Date and ends on the third annual anniversary of the Award Date, then (i) on the last day of such period you shall be deemed fully vested in the Award; and (ii) CBI shall distribute to you (or, in the event of your death prior to payment, the executor, administrator, or other personal representative of your estate) a cash payment equal to the Restricted Cash Amount (subject to all applicable tax withholding requirements).  Such distribution shall be made within 60 days of the date that you become vested under this paragraph 2.

3.Vesting Upon Death.  If you die while an Employee of CBI and prior to your being deemed vested in the Award pursuant to paragraph 2, 4 or 5 hereof, then (i) on the date of your death you shall be deemed vested in a pro rata portion of the Restricted Cash Amount that bears the same ratio to the total Restricted Cash Amount awarded you under this Agreement as the number of days in the period that begins on the Award Date and ends on the date of your death bears to the number of days in the period that begins on the Award Date and ends on the third annual anniversary of the Award Date; and (ii) within the 60 consecutive day period that begins on the date of your death, CBI shall distribute to the executor, administrator, or other personal representative of your estate a cash payment equal to the pro rata portion of the Restricted Cash Amount in which you have become vested under this paragraph 3 (subject to all applicable tax withholding requirements).

4.Vesting Upon Disability.  If, prior to your being deemed vested in the Award pursuant to paragraph 2, 3 or 5 hereof, your employment with CBI and its subsidiaries is terminated due to Disability (as defined in subsection 2.9 of the Plan), then (i) you shall be deemed vested in a pro rata portion of the Restricted Cash Amount that bears the same ratio to the total Restricted Cash Amount awarded you under this Agreement as the number of days in the period that begins on the Award Date and ends on the date of such termination bears to the number of days in the period that begins on the Award Date and ends on the third annual anniversary of the Award Date; and (ii) within the 60 consecutive day period that begins on the date of such termination, CBI shall distribute to you a cash payment equal to the pro rata portion of the Restricted Cash Amount in which you have become vested under this paragraph 4 (subject to all applicable tax withholding requirements).

5.Change in Control.

(a)If your employment with CBI and its subsidiaries is terminated by CBI and its subsidiaries without Cause (and not including due to your death or Disability) or due to your resignation for Good Reason, in either case, following a Change in Control (as defined in the Plan and including, for the avoidance of doubt, the consummation of the transactions contemplated by the Agreement and Plan of Merger among the Company, Red Fiber Parent LLC and RF Merger Sub Inc., dated March 13, 2020), the Award shall become fully vested effective as of the date of such termination. CBI shall distribute to you, within 15 days after such date of termination, a cash payment equal to the Restricted Cash Amount (subject to all applicable tax withholding requirements).

(b)For purposes of this Agreement, (i) “Cause” has the meaning set forth in any employment agreement or offer letter between you and the Company in effect as of the Award Date or, if you are not party to such agreement or offer letter or if Cause is not defined therein, means fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity and (ii) “Good Reason” means (x) a material reduction in your base salary as in effective immediately prior to the Change in Control or (y) the Company’s relocation of your principal place of employment by more than 50 miles from your principal place of employment as of immediately prior to the Change in Control; provided, however, Good Reason shall not exist unless and until (A) you notify the Company in writing describing in reasonable detail the condition which constitutes Good Reason within 30 days of its occurrence, (B) the Company fails to cure such condition within 30 days after the Company’s receipt of such written notice, and you have cooperated in good faith with the Company’s efforts to cure such condition and (C) you terminate your employment within 30 days after the end of such 30-day cure period.

6.Forfeiture.  If you cease to be an Employee, then, except as provided in paragraphs 2, 3, 4, and 5 hereof, the Award shall be forfeited, and neither you nor your estate, or any other person attempting to claim rights under this Agreement through you shall have any rights to any distribution by reason of such forfeited Award.

7.Employment.  For purposes of this Agreement, you shall be deemed to be an “Employee” while, and only while, you are in the employ of the Company or any of its direct or indirect subsidiaries (including the Company’s successors or assigns) and considered such an employee under the policies and procedures (including the payroll and withholding procedures) of the Company and its subsidiaries. This Agreement does not constitute a contract of employment and does not give you the legal right to be continued as an Employee.

8.Interpretation.  You acknowledge that, prior to the occurrence of a Change in Control, the Compensation Committee has the authority to construe and interpret the terms of this Agreement if and when any questions of meaning arise under this Agreement, and any such construction or interpretation shall be binding on you, your heirs, executors, administrators, personal representatives and any other persons having or claiming to have an interest in the Award.

9.  Withholding.

(a)If you become vested in the Award, then CBI shall distribute to you (or, in the event of your death before the payment, the executor, administrator, or other personal representative of your estate) the cash to which you are entitled under this Agreement (subject to all applicable tax withholding requirements).

(b)Any taxes required to be withheld upon your (or the executor, administrator, or other personal representative of your estate) becoming entitled to any cash distribution in connection with the Award, must be paid in full at the time of such distribution.  The procedures for meeting such requirements shall be established under the provisions of section 15 of the Plan.

10.Section 409A.  The Award granted to you under this Agreement shall be construed and administered so that it either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code.  If the Company determines after the Award Date that an amendment to this Agreement is necessary to ensure the foregoing, in furtherance of subsection 20.2(b) of the Plan, it may make such amendment, effective as of the Award Date or any later date it so deems, without your consent (provided that any such amendment shall be narrowly tailored to achieve such compliance with as limited deviation from the intent of this Agreement as of the Award Date as is practicable).

11.Notices.  All notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, first class postage prepaid, and addressed as follows:

TO THE COMPANY:	Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, Ohio 45202
Attention: Corporate Secretary

Any notice to the Employee or other person or persons succeeding to the Employee’s interest must be delivered to the Employee or such other person or persons at the Employee’s address on record with the Company or such other address as is specified in a notice filed with the Company.

12.Amendment.  Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company. The Compensation Committee reserves the right to amend this Agreement in any way it deems necessary or advisable to carry out the purpose of the grant or to comply with applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.

13.Miscellaneous.  This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be construed and interpreted in accordance with the laws of the State of Ohio.  If any provisions of this Agreement shall be deemed to be invalid or void under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect.

IN ORDER TO GRANT THIS RESTRICTED CASH AMOUNT, the Company and the Employee have caused this Agreement to be duly executed as of the dates noted below and, by signing below, agree to all of the terms of this Agreement.

EMPLOYEE	CINCINNATI BELL INC.

«First_Name» «Last_Name»	Leigh R. Fox
President and CEO

Date:	Date:	January 28, 2021